Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 8, 2010--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable April 28, 2010 to stockholders of record on April 16, 2010.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended February 26, 2010 was $.08 compared to $.06 for the thirteen weeks ended February 27, 2009. Net sales increased 4% for the current quarter, and were $31,348,255 versus $30,162,920 for the same period last year. Operating income for the quarter was $1,508,374 versus $1,150,140 for the same period last year an increase of 31%.

During the quarter the company was able to generate positive results from improved margins and positive sales trends.

For the thirty-nine weeks ended February 26, 2010, basic and diluted income per share was $.23 per share compared to $.15 per share. Total net sales were $95,392,485 this year compared to $89,168,938 last year, an increase of 8%.

The following is a summary of net sales and income information for the thirteen weeks and thirty-nine weeks ended February 26, 2010 and February 27, 2009.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 26,	February 27,	February 26,	February 27,
	2010	2009	2010	2009
Net sales	$31,348,255	$30,162,920	$95,392,485	$89,168,938

Income (loss) before taxes	1,618,529	1,178,543	4,295,773	2,885,130
Income taxes	604,297	443,784	1,557,649	1,097,787
Net income (loss)	$1,014,232	$734,759	$2,738,124	$1,787,343

Basic and diluted income per share	$0.08	$0.06	$0.23	$0.15

Basic weighted shares outstanding	11,746,632	11,746,632	11,746,632	11,762,658
Diluted weighted shares outstanding	11,746,632	11,746,632	11,746,632	11,762,658

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132